                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant / /

                 Filed by a Party other than the Registrant /x/


Check the appropriate box:

/x/  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Under Rule 14a-12


                                 USG Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            Hakatak Enterpises, Inc.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):


/x/  No fee required.


/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

             (1) Title of each class of securities to which transaction applies:

             (2) Aggregate number of securities to which transaction applies:

             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             (4) Proposed maximum aggregate value of transaction:

             (5) Total fee paid:


/ /  Fee paid previously with preliminary materials:


       / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

                 LET'S MAKE THE SHAREHOLDERS A PRIORITY AT USG!

            YOUR VOTE CAN HELP DECIDE THE FUTURE OF YOUR INVESTMENT.

                     SIGN AND RETURN THE [GOLD] PROXY TODAY!


--------------------------------------------------------------------------------


                            HAKATAK ENTERPRISES, INC.
                       100 WILSHIRE BOULEVARD, SUITE 1700
                         SANTA MONICA, CALIFORNIA 90401
                        (310) 260-6007 OR (800) 358-8660


--------------------------------------------------------------------------------


April __, 2000

Dear Fellow Shareholders:

                  As a significant individual shareholder of USG Corporation (the "Company"), I have become increasingly dissatisfied with not only the depressed shareholder value over the past several years, but more importantly, the lack of aggressive policy decisions by the Company to better align the interest of the Company's management with shareholders. This depressed valuation was recently underscored when our Company was mentioned in an April 17, 2000 Forbes magazine article as a top `LBO' candidate.

                  The Company's market capitalization (value of shares held by non-affiliates as reported on the Company's 1998 and 1999 Form 10-K) dropped by over $900 million, or approximately 30% from 1/31/99 to 1/31/00, while the S&P 500 increased by approximately 9% in the same period. I have often wondered how an apparently well-positioned company like ours trades at such low price earnings and cash flow multiples.

                  My core belief is that we very much need a Board of Directors and management team whose interests and actions are directly aligned with shareholders. This core belief has prompted me to take a more vigorous and active role in maximizing shareholder value by nominating three persons for election as directors of the Company. Their names are Jay Buchbinder, Keith Ogata and Herbert Denton. As a matter of fact, Jay Buchbinder owns more shares than the entire board and management combined.

                  You should be aware that more than half of the current directors were on the Board when the Company filed for bankruptcy in 1993. I have come to believe that the current Board requires new directors who will take aggressive steps to maximize short-term and long-term shareholder value, as well as to influence policy decisions in corporate governance and management compensation.

WHY THIS PROXY CONTEST IS NECESSARY

                  As a significant stakeholder of the Company since 1991, I currently own or control over 1 million shares of the Company's common stock. I believe that the Company is competitively well-positioned in the marketplace and is a tremendous generator of earnings and cash, but has been seriously undervalued by the market, in part because the Board and management do not aggressively address shareholder value issues.

                  As a regular participant in analyst conference calls over the past several years, I have noticed that analysts and investors regularly question management about its policies towards share repurchase programs, cash dividend distributions and specific steps to increase shareholder value. Management's response had been that management would turn its attention to shareholder initiatives' once an `investment grade' rating was achieved for the Company's debt. While this objective was first reached in December 1998, the following graph will clearly demonstrate how poorly USG has done at addressing `shareholder initiatives' since that time.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total returns for USG Corporation and the Standard & Poor's 500 Composite Index (the "S&P500"), during the period commencing on December 12, 1997 and ending on April 7, 2000. The comparison assumes $100 was invested on December 12, 1997 in each of the Common Stock and the S&P500.

                    Date                 USG Corporation               S&P500
                    ----                 ---------------               ------
                    12/12/97                   100                       100
                    02/06/98                   110                       105
                    03/04/98                   115                       120
                    05/29/98                   110                       120
                    07/24/98                   110                       120
                    09/18/98                    95                       105
                    11/13/98                   100                       120
                    01/08/99                   105                       135
                    03/05/99                   100                       135
                    04/30/99                   120                       140
                    06/25/99                   110                       140
                    08/20/99                   105                       140
                    10/15/99                    90                       135
                    12/10/99                    95                       150
                    02/04/00                    75                       145
                    04/07/00                    80                       160

(Comparing the % change between 12/12/97 and 4/7/00 of USG common stock and the S&P 500 when both are set to a par value of 100 on 12/12/97.) From this base, USG's stock price has declined approximately 20% while the S&P 500 index has increased by approximately 60%. Source: Bloomberg

                  In 1998 and 1999, I spoke with the Company's executive officers several times. A consistent concern in those meetings was the Company's focus on devoting a disproportionate amount of its cash flow to increase plant capacity in a potentially risky part of the economic cycle. In fact, several analysts have suggested that the Company's expansion program, when combined with the industry wide expansion in wallboard capacity, has actually dampened the stock's performance and may continue to affect its future performance prospects.

                  In late 1999, I submitted a shareholder proposal to remove the `poison pill' hoping that management and the Board would be motivated to recognize the poor grade they are getting on two important report cards - the stock's price and P/E Ratio. Management's failure to respond to the stocks subsequent drop in value, along with the Board's paternalistic response to my shareholder proposal, have forced me to nominate Jay Buchbinder, Keith Ogata and Herbert Denton as candidates for the Company's Board at the next annual meeting.

WHY YOU SHOULD VOTE FOR THE HAKATAK NOMINEES

                  Two of the Company's nominees began to serve on the Board in 1987 and 1988. They served on the Board that, in an effort to fend off a take-over, approved a re-capitalization plan -- which was a contributing factor to the Company's eventual bankruptcy filing in 1993. Two of the Company's nominees also currently serve on the Compensation committee, which has generously rewarded management without regard for the poor stock performance. Three of the Company's four nominees serve on the Executive Committee which failed even to meet in 1998 and 1999. Collectively, these three incumbent directors own 9,090 shares (as of the most recent proxy statement) demonstrating their lackluster commitment to the financial success of USG's shareholders.

                  I wish to be very clear - this is not a takeover attempt. The election of these three directors (out of thirteen), all of whom will bring a vigorous focus on maximizing shareholder value, is not a change in control of the Board. Their election, however, would provide an enormous influence and bring a fresh perspective to the Board, especially on utilization of free cash flow, corporate governance and management compensation issues. I strongly believe that it is now time to elect these three new Directors who will focus on aggressively increasing shareholder value.

                  If elected, my nominees would seek to press the incumbent directors and management to take the following steps:

                  REALLOCATE FREE CASH FLOW TO BENEFIT STOCKHOLDERS. For the three years ending December 31, 2000 (counting the projections for this year), the Company will spend over $1 billion on capital expenditures. While we recognize the importance of the plant modernizations over the past several years to improving our competitive position in the marketplace, the Company is now at a point in the economic cycle where it should allocate a much higher percentage of cash flow to stock buybacks and cash dividends.

Should the Company's operating performance stay on course in coming years, I believe this reallocation of cash flow could allow the company to acquire significantly more shares in the open market than it is prepared to purchase right now, as well as increase the dividend by a multiple of its present amount
- all to the benefit of the shareholders and the value of our stock. We realize that the Company has recently announced an additional 5 million share buyback program. However, in their press release, they were decidedly non-committal as to the time frame in which this buyback will occur.

                  SEEK TO INSTITUTE A PRO SHAREHOLDER CORPORATE GOVERNANCE POLICY. At the Annual Meeting I am also submitting a shareholder proposal to rescind the Company's current `poison pill' and require shareholder approval before any other so-called Shareholder Rights Plan becomes effective. The Board, as expected, is opposing my initiative. The directors have taken the position that even if the requisite 80% vote is achieved for adoption of this proposal, they may decide to ignore the wishes of the shareholders by seeking to invalidate the proposal on legal grounds. THIS PRO-ENTRENCHMENT POSTURE COMPLETELY UNDERSCORES THE NEED FOR NEW DIRECTORS WHO ARE MORE ALIGNED WITH SHAREHOLDER INTERESTS.

                  In addition to the `poison pill,' management has other protective devices such as a staggered board and supermajority voting requirement in the Charter. All the senior managers have `golden parachutes'. IN MY OPINION, A CORPORATE GOVERNANCE REVIEW IS URGENTLY NEEDED TO MAKE CERTAIN THAT THE BOARD AND MANAGEMENT DO NOT FEEL TOO INSULATED FROM ACCOUNTABILITY TO THE SHAREOWNERS FOR THE COMPANY'S POOR STOCK PRICE PERFORMANCE.

                  REVIEW EXECUTIVE COMPENSATION POLICY. In 1999, the five most highly compensated managers of the Company received $2,255,500 in salary (raises totaling more than $151,000), bonuses of $2,0151,257 ($537,798 more than the 1998 bonuses) and restricted stock awards of more than $4,418,250 (an increase of $1,645,000 over 1998). In addition, the value of their options could reach more than $4,378,860, according to their own proxy statement.

                  The restricted stock award portion of their compensation allows vesting of 100% of the grants if the stock price performance is at least in the 70th percentile of the building materials group (which has woefully underperformed the S&P 500 Index) and allows managers to keep at least part of their awards unless performance falls below the 50th percentile. These do not seem to be challenging threshholds to achieve. If you reward mediocre stock performance, you are likely to get it. The current stock option program allows for full vesting in just two years. I question whether this executive compensation policy is truly designed to provide incentives to management to MAXIMIZE long-term shareholder value. I believe a thorough review by the board, along with an independent compensation expert, is warranted.

                  EXPLORE ALTERNATIVES FOR ENHANCING STOCKHOLDER VALUE. We believe an independent investment-banking firm, and if appropriate, other experts, should be retained specifically to perform a study on various ways to maximize value. We believe that the findings of any such report to the board should be made available for shareholder review.

AN IMPORTANT OPPORTUNITY FOR SHAREHOLDERS

                  It is a rare occurrence when individual investors take up the burden of time, effort and expense to wage a proxy contest against a sizable company to seek a commitment to enhance shareholder value. We do not guarantee that we will attempt any additional initiatives should this one fail. Therefore we urge you to give careful consideration to the issues raised and take full advantage of this opportunity to make a significant impact on the future of your investment. In my opinion, this is what corporate democracy is all about.

SHAREHOLDER PRESSURE CAN WORK!

                  In September 1998, management announced a plan to buy back up to 5 million shares of Common Stock. This announcement followed by about 5 weeks my own request to management that they consider such a plan, along with similar requests made by other shareholders.

                  Less than two weeks ago, management announced another buyback program, also for 5 million shares of Common Stock. This announcement followed by little more than a week my notification to the Company that I intended to nominate independent directors to the Board. It is interesting to note that the Company announced the second buyback plan even though they had completed only about 75% of the original buyback plan in approximately a year-and-a-half.

I do not take full credit for the announcement of either plan. However, I do believe that shareholder pressure can force a board and management to focus on value enhancing measures. I believe it can work for us in the proxy contest.

                  I urge you to join my nominees and me in bringing new direction to USG. Your vote could be the catalyst in making shareholder value a paramount concern in our company. Please sign and return the [GOLD] proxy today. Thank you for your support.


                                        Very truly yours,

                                        Hakatak Enterprises, Inc.
                                        Tom Hacker, President


                            HAKATAK ENTERPRISES, INC.

                  If your shares are registered in your own name, please mark, sign and date the enclosed [GOLD] proxy card and return it to Hakatak, in the enclosed envelope in time to be voted at the Annual Meeting. If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such Company shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the [GOLD] proxy card. I urge you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to Hakatak at the address indicated below:

                  HAKATAK ENTERPRISES, INC.
                  100 WILSHIRE BOULEVARD, SUITE 1700
                  SANTA MONICA, CALIFORNIA  90401
                  (800) 358-8660 OR  (310) 260-6007

If you need assistance in voting your [GOLD] proxy, please call my proxy solicitor, at:

                  BEACON HILL PARTNERS, INC.
                  TOLL FREE: (800) 755-5001
                  COLLECT: (212) 843-8500

IMPORTANT

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED [GOLD] PROXY CARD TO VOTE FOR ELECTION OF MY NOMINEES.

A VOTE FOR MY NOMINEES WILL ENABLE YOU -- AS OWNERS OF THE COMPANY -- TO ELECT NON-INSIDER DIRECTORS WHO OWN SIGNIFICANT SHARES IN THE COMPANY AND WHO WILL WORK TO INCREASE SHAREHOLDER VALUE.

I URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. If you have already done so, you may revoke your proxy by delivering a later dated proxy for the Annual Meeting or a written notice of revocation to Hakatak, or to the Secretary of USG Corporation or by voting in person at the Annual Meeting. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.




                            HAKATAK ENTERPRISES, INC.

--------------------------------------------------------------------------------

                               PROXY STATEMENT OF
                           HAKATAK ENTERPRISES, INC.,
                                IN OPPOSITION TO
                            THE BOARD OF DIRECTORS OF
                                 USG CORPORATION

--------------------------------------------------------------------------------

                                ANNUAL MEETING OF
                                 SHAREHOLDERS OF
                                 USG CORPORATION
                             TO BE HELD MAY 10, 2000

--------------------------------------------------------------------------------

                  This Proxy Statement, dated April __, 2000 ("Proxy Statement") and the accompanying [GOLD] proxy card are being furnished in connection with the solicitation of proxies by Hakatak Enterprises, Inc. ("Hakatak") to be voted at the annual meeting of the Company to be held at 9:15 a.m. on Wednesday, May 10, 2000, and at any adjournments, postponements, or reschedulings thereof (the "Annual Meeting"). At the Annual Meeting, four directors of the Company will each be elected for a three year term or until the election and qualification of each of their successors. I am soliciting your proxy in support of the election of my three nominees, Jay Buchbinder, Keith Ogata and Herbert Denton (each individually a "Hakatak Nominee," and collectively, the "Hakatak Nominees") as directors of the Company. I am also soliciting your proxy in support of a Bylaw amendment requiring majority shareholder approval of any Shareholder Rights Plan or other form of `poison pill' (the "Shareholder Value Amendment").

                  The proxy statement and [GOLD] proxy card are first being mailed to the stockholders of the Company on or about April __, 2000.


                            I. ELECTION OF DIRECTORS

GENERAL

                  The Board of Directors currently is composed of 13 directors, divided into three classes, two of which currently have four members each, the other having five members. Each class is elected for a three-year term. One class of four directors will be elected at the Annual Meeting. The remaining classes will be elected in 2001 and 2002, repectively.

                  The three Hakatak Nominees -- Jay Buchbinder, Keith Ogata and Herbert Denton -- are described in more detail below. None of the Hakatak Nominees are members of the present board, and each Hakatak Nominee is a citizen of the United States.

                  Each Hakatak Nominee has consented in writing to being named as a nominee for election as a director in the proxy materials to be used in connection with the Annual Meeting and, if elected, has consented to serving as a director. Hakatak is unaware of any reason why any Hakatak Nominee, if elected, should be unable to serve as a director. If for any reason any Hakatak Nominee is unable or declines to serve, the [GOLD] proxy cards solicited by Hakatak Enterprises, Inc. will be voted for any substitute nominee who shall be designated by Tom Hacker to fill the vacancy.

                  Each Hakatak Nominee has furnished Hakatak with information concerning his principal occupation for the proceeding five-year period, business addresses and other matters. Except as disclosed herein, (a) no Hakatak Nominee has ever served as an officer, director or employee of the Company; (b) there are no arrangements or understandings between any Hakatak Nominee and any other person pursuant to which that Hakatak Nominee was selected as a nominee to serve as a director of the Company or with respect to any future employment by the Company or any future transactions to which the Company or any of its affiliates will or may be a party; and (c) no Hakatak Nominee shall receive any form of compensation for serving in the capacity as a director of the Company, other than any compensation currently paid by the Company to its directors in their capacity as directors.

THE HAKATAK NOMINEES

JAY BUCHBINDER, 67, CEO of JBI, Inc., a private vertically integrated manufacturing corporation. He is also the CEO of Emeco Industries Inc., Decor Products Inc. and Playground Concepts. Mr. Buchbinder's address is 2650 El Presidio, Long Beach, California 90810.

KEITH OGATA, 45, President of 3K Financial Corp., a private investment company. He is a director of Career Education Corp. (NASDAQ:CECO), a vocational education company. Until its recent sale to Harcourt General (NYSE:H) in 1997, Mr. Ogata served as the CFO of National Education Corporation (NYSE:NEC). Mr. Ogata also served as President of National Education Centers and Chairman of the Board of Spartan Aviation. Mr. Ogata's address is 1056 Ikena Circle, Honolulu, HI 96821.

HERBERT DENTON, 52, President of Providence Capital, Inc., a private broker-dealer corporation. He is a director of Chic by H.I.S., Inc., a garment company, Mesa Air Group, Inc. (NASDAQ:MESA), an airline, Baldwin Piano & Organ, Inc. (NasdaqNM:BPAO), a musical instrument company, and U.S. Value Investment Co., PLC, an investment company. Mr. Denton's address is 730 Fifth Ave., Suite 2102, New York, NY 10019.

COMMON STOCK OWNERSHIP OF THE HAKATAK NOMINEES

                  The following table sets forth the beneficial ownership, as of the Record Date, of the Common Stock by each of the Hakatak Nominees. Except as otherwise indicated below, all shares indicated are held with sole voting and disposition rights.


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

NAME                   NUMBER OF SHARES          PERCENT
----                   ----------------          -------

Jay Buchbinder           1,084,304(1)             2.267%

Keith Ogata                  8,000(2)             0.017%

Herbert Denton              10,000(3)             0.021%

                  For information with respect to all securities purchased or sold by the Hakatak Nominees in the past two years, please see Schedule A attached hereto.

ADDITIONAL INFORMATION REGARDING THE HAKATAK NOMINEES

                  No Hakatak Nominee has any family relationships with any executive officer or director of the Company or each other, or has been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation. No Hakatak Nominee is currently, or has been, involved in any business relationship with the Company or any of its affiliates. No Hakatak Nominee has been indebted to the Company or any of its affiliates.

                  When you return the Hakatak GOLD proxy card you are voting for the Hakatak Nominees. However, since Hakatak is only nominating three candidates for the four available Board seats, if the three Hakatak Nominees are elected, one of the Company nominees who receives the highest number of shares will also be elected. Hakatak intends to use this proxy to vote for one person who has been nominated by the Company to serve as a director, other than James C. Cotting and John B. Schwemm -- the two Company nominees who have the longest tenure - and W. Douglas Ford, who does not have a significant equity position in the Company. There is no assurance that any of the Company's nominees will serve as directors if the Hakatak Nominees are elected to the Board.

WE STRONGLY RECOMMEND A VOTE FOR THE HAKATAK NOMINEES, JAY BUCHBINDER, KEITH
OGATA AND HERBERT DENTON.    ---

----------

(1) Includes 474,650 shares of Common Stock owned of record by the Armin Trust, for which Mr. Hacker serves as trustee, to which Mr. Buchbinder has no voting or disposition rights, and 20,000 shares of Common Stock owned by the Terry Trust, to which Mr. Hacker and Mr. Buchbinder serve as trustees, to which Mr. Buchbinder has share voting and disposition rights.

(2) Mr. Ogata has agreed to purchase 50,000 shares of Common Stock within 3 months of election to the Board.

(3) Includes 3000 shares of Common Stock owned of record by Providence Investors, LLC, to which Mr. Denton shares voting and disposition rights.

                             II. AMENDING THE BYLAWS

THE PROPOSAL

                  So-called `poison pills' are a tool used by incumbent management and boards of directors to deter proposals by competing interests. As such, they limit shareholder options and are designed to discourage offers from third parties. This is not in the best interests of shareholders and it is impossible to tell what types of offers might have been made for the Company, except for the presence of a `poison pill.' The statements made by the Company when it adopted its existing Shareholders Rights Plan are self-serving and fail to point out that the Board of Directors can use its power to approve or disapprove a proposal (by redeeming or not redeeming the pill) to discourage and avoid offers from persons not favored by the board, such as acquirers that might make management changes.

                  This type of anti-takeover mechanism prevents all of us as shareholders from evaluating all proposals on their merits, and restricts the market for our common stock. The shareholders should adopt this bylaw to prevent the Board of Directors from implementing poison pill tactics that are not approved by the shareholders.

                  Accordingly, we submit the following proposal for shareholder approval at the Annual Meeting:

                                    PROPOSAL
                                    --------

                  RESOLVED THAT the Shareholders exercise their power under Delaware General Corporation Law Section 109 to approve the following bylaw:

                  1. "No Shareholder Rights Plan or other form of `poison pill' (meaning any plan which confers additional rights on the holders of the Corporation's common stock upon the acquisition of a large block of securities by a party not approved by the Board of Directors or upon the making of a takeover or merger proposal by a party not approved by the Board of Directors) shall become effective, unless, after its approval by the Board of Directors, such plan has been submitted to the stockholders of the Corporation for a vote and has been approved by a majority of the shares voted at the meeting called for such purpose. Any such plan in effect on the date this bylaw becomes effective upon approval by the shareholders shall be redeemed or canceled."

                  2. This by-law shall be effective immediately upon approval by the holders of shares at an annual meeting of the Corporation or at a special meeting of the shareholders and may not be amended, altered, deleted or modified without shareholder approval.

REBUTTAL TO BOARD RECOMMENDATION

                  The Board has opposed our proposal. In considering the Board's response to our proposal, the following points should be kept in mind by shareholders:

THE BOARD WILL DO WHATEVER IT TAKES TO PROTECT ITS OWN INTERESTS - EVEN IF IT MEANS THEY HAVE TO TAKE COMPLETELY INCONSISTENT POSITIONS OVER A SHORT PERIOD OF TIME.

                  For example, the Board has taken the position that our Shareholder Value Amendment may violate Delaware law because it is a "mandatory" proposal and not a "recommendation." However, one of the Hakatak Nominees, Mr. Jay Buchbinder, also submitted a shareholder proposal to the Company, and Mr. Buchbinder's proposal was only a "recommendation" that the `poison pill' be removed -- not a "mandatory" proposal. Ironically, the Company's Board of Directors refused to include Mr. Buchbinder's proposal on the grounds that it was "duplicative" of the current "mandatory" proposal. We think this inconsistency is indicative of the Board's entrenchment, as it shows that this board is quite willing to ignore a policy that receives overwhelming shareholder approval in order to maintain the status quo and protect its own narrow interests.

POISON PILLS ARE DETRIMENTAL TO SHAREHOLDER VALUE.

                  The Board continues to adhere to an archaic, parternalistic notion that they, and they alone, are in a position to determine whether an offer is fair and in the best interest of all shareholders. However, as the true owners of the Company, shareholders are the ones who must decide whether or not an offer should be accepted - not the Board.

                  The Board's claim that it has a greater ability than an "individual stockholder" to negotiate a higher price is simply irrelevant. In any offer, solicited or unsolicited, the majority of the Company's shareholders would have to tender their shares to the offeror for the acquisition to be completed.

                  Surely the Board cannot have such little regard for those whom it serves - the shareholders -- that it believes that we would sell our shares in the face of a financially inadequate proposal. In fact, if shareholders representing more than a majority of the outstanding shares accept an offer, that is confirmation that the offer is indeed adequate.

                  In the absence of a `poison pill,' the Company may be in a superior negotiating position since more potential bidders may come forward. Though the Board claims that a `poison pill' is essential to control the negotiation of a proposed transaction, it fails to tell you that potential purchasers may be discouraged from approaching the Company with a proposal because of the costs and time involved with removing a `poison pill' or acquiring a Company with a `poison pill' provision. Ultimately, `poison pills' have a chilling effect on potential bidders who may never surface.

`POISON PILLS' PROTECT MANAGEMENT - NOT SHAREHOLDERS.

                  Though the Board claims to recognize its fiduciary duties to the Company's shareholders, it fails to note that `poison pills' can be used by management to protect its own interests -- interests which may be at odds with those of its stockholders. In the face of an offer in which their jobs might be eliminated, management may find it easy to hide behind a `poison pill,' while claiming it is for the shareholders' benefit. The inherent conflict that management faces between its personal interests and its fiduciary duties to shareholders makes `poison pills' a dangerous road block that can be used for the advancement of personal goals at the expense of shareholders.

WE STRONGLY RECOMMEND A VOTE FOR THE SHAREHOLDER VALUE AMENDMENT.
                             ---


                               III. OTHER MATTERS

                   We take no position on how you should vote on the proposals of the Board of Directors to (1) approve the amendment to the Omnibus Management Incentive Plan, and (2) ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. ALTHOUGH WE ARE NOT OPPOSED TO SEEING SHARES AVAILABLE UNDER THE OMNIBUS MANAGEMENT INCENTIVE PLAN, WE THINK THE SHAREHOLDERS NEED TO ELECT DIRECTORS WHO WILL BE CERTAIN THAT THE STANDARDS SET FOR THE AWARD AND VESTING OF SHARES ARE CONSISTENT WITH SHAREHOLDER INTERESTS. On these matters, we will vote your shares as you instruct on the [GOLD] proxy card.

                  We do not know of any other matters that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is intended that the person named in and acting under the enclosed form of [GOLD] proxy card, or his substitutes, will vote on such maters in accordance with the best judgment.


                           IV. ADDITIONAL INFORMATION

                  Portions of this Proxy Statement have been prepared based on publicly available information on the Company and we assume no responsibility for the accuracy or completeness of any such information contained herein. In reliance upon Rule 14a-5(c) of the Securities Exchange Act of 1934, reference is made to the Company's proxy statement dated April 6, 2000, which was sent to you by the Company, for a full description of management's director nominees as well as information with respect to the amendment to the Omnibus Management Incentive Plan, the ratification of the Company's independent public accountants, the number of shares eligible to vote at the meeting, the date, the quorum, the securities ownership of the Company, and information about the Company's officers and directors, including compensation information. Also included in the Company's proxy statement is the date by which shareholder proposals intended to be submitted at the Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy.

VOTING

                  The Company's Board of Directors has fixed the close of business on March 15, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at, the Annual Meeting or any adjournment thereof (the "Record Date"). According to the Company, as of the Record Date the Company had outstanding 47,831,313 shares of common stock, par value $0.10 per share (the "Common Stock").

                  Each share of Common Stock is entitled to one vote on each proposal. In the election of directors, each shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the Common Stock entitled to vote and present in person or represented by proxy is required for election of directors. The affirmative vote of not less than 80% of the voting power of the Company's outstanding stock is required for approval of the Shareholder Value Amendment.

                  The proxy holder identified in the [GOLD] proxy card accompanying this Proxy Statement will vote all [GOLD] proxy cards in accordance with the instructions contained in the [GOLD] proxy card and, if no choice is specified, shares represented by the enclosed [GOLD] proxy card will be voted FOR the election of the Hakatak Nominees as directors of the Company and FOR the Shareholder Value Amendment. Broker non-votes with respect to the election of directors or a particular matter, as the case may be, are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter.

                  Abstentions are not treated as votes cast for or against the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter.

                  Broker non-votes and abstentions DO affect the outcome of the vote on the Shareholder Value Amendment because it requires the affirmative vote of 80% of all shares of Common Stock, not just those shares voting at the meeting.

                  REMEMBER, YOUR LAST DATED PROXY IS THE ONLY ONE WHICH COUNTS, so return the [GOLD] proxy card accompanying this Proxy Statement even if you delivered a prior proxy to the Company. We urge you not to vote any proxy card sent to you by the company with respect to either the Company's slate of nominees to the Board of Directors or against the Shareholder Value Amendment.

REVOCABILITY OF PROXIES

                  Any person giving a [GOLD] proxy card in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with Hakatak Enterprises, Inc. or Beacon Hill Partners, Inc. ("Beacon Hill"), an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke a proxy.

SOLICITATION

                  These proxies are being solicited by Tom Hacker, president of Hakatak Enterprises, Inc. ("Hakatak") on behalf of Hakatak. Hakatak is a private company through which Mr. Hacker holds his investments. Mr. Hacker is the beneficial owner of 1,002,637 shares of Common Stock.(4) Mr. Hacker is also a licensed stockbroker through Equibond, a private corporation. Mr. Hacker's address is 100 Wilshire Boulevard, Suite 1700, Santa Monica, California 90401.

                  Copies of solicitation material will be furnished without charge to banks brokerage houses, fiduciaries and custodians holding in their name shares of Common Stock beneficially owned by others to forward to such beneficial owners. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by Tom Hacker and Hakatak, who will receive no additional compensation therefor. In addition, Hakatak has decided to engage Beacon Hill to solicit proxies, and Hakatak will pay a fee for these services, which is estimated to be up to $100,000. Approximately 25 persons will be used by Beacon Hill in its solicitation efforts.

                  Hakatak and Jay Buchbinder will bear the entire cost of this solicitation. Although no precise estimate can be made at the present time, we currently estimate that the total expenditures relating to the proxy solicitation incurred by Hakatak will be approximately $750,000. No determination has been made by Hakatak at this time as to whether it will seek reimbursement from the Company for the costs incurred in connection with the solicitation of shareholders or whether the question of such reimbursement will be submitted to a vote of shareholders. The Hakatak Nominees may incur incidental expenses if they meet in person or by telephone with shareholders, which Hakatak may or may not be asked to reimburse.


--------

(4) Includes 474,650 shares of Common Stock owned of record by the Armin Trust, for which Mr. Hacker serves as trustee, and 20,000 shares of Common Stock owned by the Terry Trust, for which Mr. Hacker and Mr. Jay Buchbinder serve as trustees.

                  If you have any questions about the issues raised in this proxy contest please contact:

                  TOM HACKER, PRESIDENT
                  HAKATAK ENTERPRISES, INC.
                  100 WILSHIRE BOULEVARD, SUITE 1700
                  SANTA MONICA, CALIFORNIA  90401
                  (800) 358-8660 OR (310) 260-6007

If you need assistance in voting your [GOLD] proxy card, please call:

                  BEACON HILL PARTNERS, INC.
                  TOLL FREE:  (800) 755-5000
                  COLLECT: (212) 843-8500


PLEASE INDICATE YOUR SUPPORT FOR MAXIMIZING SHAREHOLDER VALUE BY COMPLETING, SIGNING AND DATING THE ENCLOSED [GOLD] PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.


                            HAKATAK ENTERPRISES, INC.

                            [BACK OF PROXY STATEMENT]

                SUPPORT OUR EFFORTS TO ENHANCE SHAREHOLDER VALUE.

                         VOTE THE GOLD PROXY CARD TODAY!

          For immediate assistance in voting your shares, please call:

                       BEACON HILL PARTNERS, INC.
                       Toll free:   (800) 755-5001
                       Collect:     (212) 843-8500


The USG Corporation Annual Meeting is May 10, 2000. To support the Hakatak Nominees, you must sign, date and return the enclosed GOLD proxy card in the envelope provided.

Even if you have already returned a proxy card to management, you have every right to revoke your earlier vote by signing, dating and mailing a GOLD proxy card today.

ONLY YOUR LAST-DATED PROXY COUNTS!

               REMEMBER ... ONLY YOUR LAST DATED PROXY COUNTS AND
        YOU CAN VOTE FOR THE HAKATAK NOMINEES ONLY ON THE GOLD PROXY CARD

                                      PROXY

                    THIS PROXY IS SOLICITED IN OPPOSITION TO
                  THE BOARD OF DIRECTORS OF USG CORPORATION BY
                      HAKATAK ENTERPRISES, INC. ("HAKATAK")

                         ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Tom Hacker and Keith Ogata, and each of any of them with full power of substitution, as Proxy for the undersigned to vote all shares of common stock, par value $0.10 per share of USG Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 10, 2000, at 9:15 a.m. (local time) or any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), as follows:

--------------------------------------------------------------------------------

HAKATAK RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1.  ELECTION OF DIRECTORS - HAKATAK NOMINEES
THE HAKATAK NOMINEES ARE:  JAY BUCHBINDER,  KEITH OGATA, HERBERT DENTON

          FOR  [ ]               WITHHOLD AUTHORITY FOR ALL  [ ]

             (AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) MAY BE
                WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING
                      OUT THE NAME(S) OF SUCH NOMINEE(S).)

         Hakatak intends to use this proxy to vote for persons who have been nominated by the Company to serve as directors, other than James C. Cotting, W. Douglas Ford and John B. Schwemm, three of the four Company nominees. You may withhold authority to vote for one or more additional Company nominees, by writing the name of the nominee(s) below. You should refer to the proxy statement and form of proxy distributed by the Company for the names, background, qualifications, and other information concerning the Company's nominees.

         There is no assurance that any of the Company's nominees will serve as directors if the Hakatak Nominees are elected to the board.

--------------------------------------------------------------------------------

HAKATAK TAKES NO POSITION ON HOW YOU SHOULD VOTE ON PROPOSALS 2 & 3.

2.  APPROVAL OF AMENDMENT TO THE           FOR [ ]    AGAINST [ ]    ABSTAIN [ ]
CORPORATION'S OMNIBUS MANAGEMENT
INCENTIVE PLAN

3.  RATIFICATION OF THE APPOINTMENT        FOR [ ]    AGAINST [ ]    ABSTAIN [ ]
OF ARTHUR ANDERSEN LLP AS INDEPENDENT
PUBLIC ACCOUNTANTS FOR THE YEAR
ENDING DECEMBER 31, 2000

--------------------------------------------------------------------------------

HAKATAK RECOMMENDS A VOTE "FOR" PROPOSAL 4.

4.  THE RATIFICATION OF THE HAKATAK        FOR [ ]    AGAINST [ ]    ABSTAIN [ ]
AMENDMENT TO THE COMPANY'S BYLAWS
REQUIRING SHAREHOLDER APPROVAL OF
SHAREHOLDER RIGHTS PLANS

--------------------------------------------------------------------------------

5.  IN THEIR DISCRETION ON ANY OTHER
MATTER THAT MAY COME BEFORE THE MEETING


              IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

                                 [BACK OF PROXY]


                  The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned.

                  If properly executed, this proxy will be voted as directed above. If no direction is given, this proxy will be voted FOR the election of all Hakatak Nominees, ABSTAIN on Proposals 2 and 3, and FOR Proposal 4.


                           Dated:                     , 2000
                                 ---------------- ----


                           ---------------------------------------------
                                                               Signature

                           Name:
                                 ----------------------------
                           Title:
                                 ----------------------------


                           ---------------------------------------------
                                                               Signature

                           Name:
                                 ----------------------------
                           Title:
                                 ----------------------------




THE SIGNATURE(S) ABOVE SHOULD AGREE WITH THE NAME(S) SHOWN ON THIS PROXY. WHERE STOCK IS OWNED BY MORE THAN ONE PERSON, ALL OWNERS SHOULD SIGN THE PROXY.